NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Announces
Second Quarter Earnings and Declares Dividend

ST. LOUIS, MO, April 28, 2005 — The Laclede Group (NYSE: LG) today released its earnings report for the second quarter of its fiscal year 2005 and declared a quarterly dividend of 341/2 cents per share on its common stock, payable July 1, 2005, to shareholders of record on June 10, 2005.

Net income for the quarter ended March 31, 2005, was $22.4 million this year, or $.9 million higher than the same period last year. However, on an earnings-per-share basis, second quarter earnings for fiscal 2005 were $1.07 per share, compared to $1.12 per share for the same period last year, due primarily to the dilutive effect of the sale of 1.725 million shares of common stock in 2004.

The increase in The Laclede Group’s net income resulted primarily from improved performance at its two principal unregulated subsidiaries. Laclede Energy Resources, which offers natural gas commodity services to customers within and outside of the St. Louis area, posted a $.8 million increase over the same period last year, and SM&P Utility Resources, an underground facility locating and marking company, improved its results by $1.1 million during this year’s second quarter compared to the second quarter of fiscal 2004.

Earnings from The Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were down $.9 million this year compared to the second quarter of fiscal 2004. Utility earnings were reduced by higher operating expenses this year and the effect of a non-operating earnings benefit recorded last year related to its interest as a policyholder in the sale of a mutual insurance company. These decreases were partially offset by the impact of higher income from off-system sales and by the recovery of certain distribution costs through the Infrastructure System Replacement Surcharge.

Laclede Group’s net income for the six-month period ended March 31, 2005, was $39.1 million, or $.9 million more than the same period last year. However, earnings decreased on a per share basis to $1.86 per share, compared to $1.99 per share for the same period last year, due to dilution related to the aforementioned 2004 common stock issuance. The increase in net income is largely due to the same factors discussed above relative to the second quarter.

Due to the seasonal nature of The Laclede Group’s core natural gas utility’s business, earnings are typically concentrated in the November through April period, which generally corresponds with the heating season. The utility typically experiences losses during the non-heating season. This seasonal effect on The Laclede Group is expected to be tempered somewhat by earnings from its non-regulated subsidiaries, particularly SM&P, whose operations tend to be counter-seasonal to those of Laclede Gas.

In addition, Laclede Gas Company declared a quarterly dividend of 311/4 cents per share on Preferred Stock, Series B, and a quarterly dividend of 281/2 cents per share on Preferred Stock, Series C, payable June 30, 2005 to shareholders of record June 10, 2005.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended December 31, 2004, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
OPERATING REVENUES
Regulated
Gas distribution	$434,996	$396,898	$726,249	$658,248
Non-Regulated
Services	23,806	15,250	51,792	34,798
Gas marketing	116,607	61,480	234,786	112,463
Other	1,146	1,327	6,213	2,083

Total operating revenues	576,555	474,955	1,019,040	807,592

OPERATING EXPENSES
Regulated
Natural and propane gas	321,228	288,284	527,652	463,559
Other operation expenses	34,675	32,808	65,600	62,291
Maintenance	4,680	4,641	8,894	9,070
Depreciation and amortization	5,667	5,711	10,972	11,369
Taxes, other than income taxes	26,477	24,897	42,300	39,729

Total regulated operating expenses	392,727	356,341	655,418	586,018
Non-Regulated
Services	26,303	19,538	53,175	39,849
Gas marketing	113,705	59,813	229,491	110,101
Other	846	804	6,017	1,771

Total operating expenses	533,581	436,496	944,101	737,739

Operating Income	42,974	38,459	74,939	69,853

Other Income and (Income Deductions) – Net	(94)	1,931	1,480	3,390

Interest Charges:
Interest on long-term debt	5,643	4,815	11,551	9,629
Interest on long-term debt to unconsolidated affiliate trust	893	893	1,786	1,786
Other interest charges	1,318	999	2,288	2,084

Total interest charges	7,854	6,707	15,625	13,499

Income Before Income Taxes	35,026	33,683	60,794	59,744
Income Tax Expense	12,568	12,128	21,704	21,582

Net Income	22,458	21,555	39,090	38,162
Dividends on Redeemable Preferred Stock – Laclede Gas	15	15	30	31

Net Income Applicable to Common Stock	$22,443	$21,540	$39,060	$38,131

Average Number of Common Shares Outstanding	21,060	19,167	21,038	19,142
Basic Earnings Per Share of Common Stock	$1.07	$1.12	$1.86	$1.99
Diluted Earnings Per Share of Common Stock	$1.06	$1.12	$1.85	$1.99

Certain prior-period amounts have been reclassified to conform to current-year presentation.